EXHIBIT 11

                NATIONAL INSTRUMENTS CORPORATION AND SUBSIDIARIES
                STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                   Years Ended December 31,
                                              ----------------------------------
                                                 2000        1999        1998
                                              ----------  ----------  ----------

Net income                                    $  55,157   $  45,248   $  37,386
                                              ==========  ==========  ==========

Basic earnings per share                      $    1.10   $    0.91   $    0.76
                                              ==========  ==========  ==========

Weighted average shares outstanding-basic        50,332      49,776      49,248
                                              ==========  ==========  ==========

Diluted earnings per share                    $    1.03   $    0.87   $    0.73
                                              ==========  ==========  ==========

Weighted average shares outstanding-diluted      53,564      52,203      51,150
                                              ==========  ==========  ==========

Calculation of weighted average shares:

   Weighted average common stock
     outstanding-basic                           50,332      49,776      49,248
   Weighted average common stock options,
     utilizing the treasury stock method          3,232       2,427       1,902
                                              ----------  ----------  ----------

Weighted average shares outstanding-diluted      53,564      52,203      51,150
                                              ==========  ==========  ==========